Investor Relations
Nicholas Rhoads
Managing Director, Investor Relations
(952) 887-8865, nicholas.rhoads@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Second Quarter Fiscal 2020 Results
Acquisitions and Residential Segment Growth Partially Offset COVID-19 Related Impacts

•	Net sales of $929.4 million, down 3.4% year-over-year, driven by COVID-19 impacts

•	Reported diluted EPS of $0.91, and *adjusted EPS of $0.92

•	Residential segment up 12.9% on mass retail strength and strong retail demand

•	Strong liquidity position of approximately $800 million

BLOOMINGTON, Minn.—(BUSINESS WIRE) —June 4, 2020—The Toro Company (NYSE: TTC) today reported results for its second quarter ended May 1, 2020.
“It has been inspiring to see The Toro Company’s values in action during this challenging time,” said Richard M. Olson, chairman and chief executive officer. “Everyone pulled together to maintain the team’s safety, supply our customers with essential products and services, and help our communities in the COVID-19 fight.”
“Retail demand in the second quarter started strong and continued favorably until mid-March when the full effects of the pandemic were realized in North America,” continued Olson. “The direct impact of government orders and the general weakening of customer confidence reduced demand in key professional markets. Residential segment sales were strong throughout the quarter driven by new products, an expanded channel, a strong start to spring and consumer behavior in favor of home and garden improvement during stay at home orders.”
“In May, the residential segment momentum continued—driven by the same factors, while the professional segment saw a significant step down in some markets as customers reduced capital budgets and deferred new purchases,” added Olson. “While we can’t fully determine the level of customer spending that will return in fiscal 2020, we are taking every opportunity to support our customers with products and parts along with financing and other tools.”

2 - The Toro Company Reports Second Quarter Fiscal 2020 Results

SECOND-QUARTER AND YEAR-TO-DATE FISCAL 2020 FINANCIAL HIGHLIGHTS

•
Net sales of $929.4 million down 3.4% compared with $962.0 million in the second quarter of fiscal 2019; Year-to-date fiscal 2020 net sales were $1.70 billion, up 8.4% compared with $1.56 billion in the same prior year period.

•
Net earnings of $98.4 million, down 14.8% compared with $115.6 million in the second quarter of fiscal 2019; *Adjusted net earnings of $100.2 million, down 20.5% compared with $126.0 million in the second quarter of fiscal 2019.

Year-to-date fiscal 2020 net earnings of $168.5 million, down 3.8% compared with $175.1 million in the same prior year period; *Adjusted net earnings of $169.8 million, down 7.0% compared with $182.7 million in the first six months of fiscal 2019.

•
Reported EPS of $0.91 per diluted share, down 15.0% compared with $1.07 per diluted share in the second quarter of fiscal 2019; *Adjusted EPS of $0.92 per diluted share, down 21.4% compared with $1.17 per diluted share in the second quarter of fiscal 2019.

Year-to-date fiscal 2020 reported EPS of $1.55 per diluted share, down 4.3% compared with $1.62 per diluted share in the same prior year period; *Adjusted EPS of $1.56 per diluted share, down 7.7% compared with $1.69 per diluted share in the first six months of fiscal 2019.

*Please see the tables provided for a reconciliation of adjusted non-GAAP net earnings and adjusted non-GAAP diluted earnings per share to the comparable GAAP measures.

RESPONSE TO COVID-19
People & Plant Operations
The Toro Company implemented safeguards in its facilities to protect team members, including working from home directives, increased frequency of cleaning and disinfecting facilities, social distancing practices and other measures consistent with specific regulatory requirements and health authority guidance. Many governments classified the company’s operations as an essential business for support of critical underground infrastructure, growth of food and enablement of safe outdoor spaces. The company suspended operations temporarily at certain facilities during the past two months in response to government orders or lower customer demand. All of the company’s facilities are currently open with some operating at reduced capacity.

Balance Sheet and Liquidity
The Toro Company continues to have a strong balance sheet and capital position with no significant debt maturities until April 2022. The company believes it is in a solid financial position with sufficient liquidity to navigate the current business environment. As of May 1, 2020, the company had liquidity of approximately $800 million, including cash and cash equivalents of $200 million and unutilized availability under its revolving credit facility of approximately $600 million.

3 - The Toro Company Reports Second Quarter Fiscal 2020 Results

Capital Prioritization
The company took additional measures in the quarter to further increase financial flexibility and liquidity, including reducing discretionary spending and capital expenditures. For the remainder of fiscal 2020 the company reduced annual base salaries across the company and eliminated merit-based salary increases and discretionary retirement plan contributions.
The company will continue to strategically invest in its business for the long-term, including new product development and innovation. It expects to continue to prioritize debt repayment to maintain leverage targets, curtail share repurchases for the year, and consider strategically compelling acquisitions.
On May 19th, the company’s Board of Directors declared a regular quarterly cash dividend of $0.25 per share and the company anticipates its strong financial position will continue to support the dividend.

OUTLOOK
On March 30, 2020 the company withdrew its guidance given the uncertainties involved with the COVID-19 pandemic. The Toro Company will not be providing detailed financial quarterly or full-year guidance until visibility into market conditions has improved.
The company believes current market trends will continue throughout the fiscal year, including customer budget constraints and cash preservation and a preference for repairs and deferrals over new equipment purchases in the professional segment, as well as higher demand in the residential segment. At this point, based on current information regarding the global economic outlook, the company expects the most pronounced year-over-year sales and EPS percentage declines in the third quarter of fiscal 2020. The company also expects negative year-over-year fourth quarter sales and EPS growth. Factors that could impact these expectations and assumptions include:

•	The company’s ability to continue operations and/or adjust our production schedules due to governmental actions that have been, and continue to be, taken in response to the COVID-19 pandemic,

•	Supplier risk and the company’s ability to obtain commodities, components, parts and accessories in a timely manner and at anticipated costs,

•	Prolonged periods of economic stress which may affect customer liquidity and could impede customer buying patterns, and

•
Other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, and other filings with the Securities and Exchange Commission.

“We anticipate an easing of the COVID-19 pressures as we head into fiscal 2021, and are optimistic about our strength as a company and our ability to drive long-term growth through innovation and superior customer service. Our portfolio reflects customer and product diversity, scale, and a foundation of essential global operations. We will continue to concentrate on controlling what we can control, while being prepared to respond to those that we cannot, and focusing on our key strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering our people,” concluded Olson.

4 - The Toro Company Reports Second Quarter Fiscal 2020 Results

SEGMENT RESULTS
Professional

•
Professional segment net sales for the second quarter were $661.1 million, down 8.6% compared with $723.5 million in the same period last year with the decrease primarily due to reduced retail demand as a result of COVID-19 related impacts. The net sales decrease was partially offset by incremental sales from the Charles Machine Works and Venture Products acquisitions.

For the first six months of fiscal 2020, professional segment net sales were $1.26 billion, up 6.6% compared with $1.18 billion in the same period last year. The net sales increase was primarily driven by incremental sales from the Charles Machine Works and Venture Products acquisitions, partially offset by reduced retail demand as a result of COVID-19.

•
Professional segment earnings for the second quarter were $106.3 million, down 29.2% compared with $150.1 million in the same period last year, and when expressed as a percentage of net sales, decreased 460 basis points to 16.1% from 20.7%. This decrease was primarily due to unfavorable manufacturing variance, higher marketing, engineering and administrative costs as a result of the acquisitions of Charles Machine Works and Venture Products, higher warranty expense and unfavorable product mix. This was partially offset by favorable net price realization, productivity and synergy gains, lower commodity and tariff costs and decreased incentive compensation expense.

For the first six months of fiscal 2020, professional segment earnings were $208.7 million, down 12.3% compared with $238.1 million in the same period last year, and when expressed as a percentage of net sales, decreased 360 basis points to 16.6% from 20.2%. This decrease was primarily due to unfavorable manufacturing variance, higher marketing, engineering and administrative costs as a result of the acquisitions of Charles Machine Works and Venture Products and unfavorable product mix. This was partially offset by productivity and synergy gains, favorable net price realization and lower commodity and tariff costs.

Residential

•
Residential segment net sales for the second quarter were $262.0 million, up 12.9% compared with $232.1 million in the same period last year. For the first six months of fiscal 2020, residential segment net sales were $427.8 million, up 13.4% compared with $377.3 million in the same period last year. For both periods, the net sales increase was primarily due to incremental shipments of zero turn riding and walk power mowers to the company’s expanded mass retail channel and strong retail demand.

•
Residential segment earnings for the second quarter were $37.1 million, up 68.5% compared with $22.0 million in the same period last year, and when expressed as a percentage of net sales, increased 470 basis points to 14.2% from 9.5%. For the first six months of fiscal 2020, residential segment earnings were $58.7 million, up 67.2% compared with $35.1 million in the same period last year, and when expressed as a percentage of net sales, increased 440 basis points to 13.7% from 9.3%. For both periods, this increase was primarily due to productivity and synergy gains, lower commodity and tariff costs, reduction in freight costs and SG&A leverage. This increase was partially offset by unfavorable manufacturing variance and higher warranty expense.

5 - The Toro Company Reports Second Quarter Fiscal 2020 Results

OPERATING RESULTS
Gross margin for the second quarter was 33.0%, down 40 basis points compared with 33.4% for the same prior year period.The decrease in gross margin was primarily driven by unfavorable manufacturing variance and unfavorable product mix due to higher sales of residential segment products. This decrease was partially offset by productivity and synergy gains, favorable net price realization within our professional segment and lower commodity and tariff costs. *Adjusted gross margin for the second quarter was 33.4%, down 100 basis points compared with 34.4% for the same prior year period. For the first six months of fiscal 2020, gross margin was 35.1%, up 80 basis points compared with 34.3% for the same prior year period. The increase in gross margin was primarily driven by productivity and synergy gains, favorable net price realization within our professional segment and lower commodity and tariff costs. This increase was partially offset by unfavorable manufacturing variance and unfavorable product mix due to higher sales of residential segment products. *Adjusted gross margin for the first six months was 35.3%, up 40 basis points compared with 34.9% for the same prior year period.
Selling, general and administrative (SG&A) expense as a percentage of sales for the second quarter increased 40 basis points to 19.5% as compared with 19.1% in the prior year period. For the first six months of fiscal 2020, SG&A expense as a percentage of sales was 22.3%, up 130 basis points compared with 21.0% in the prior year period. For both periods, SG&A expense as a percentage of sales increased primarily due to incremental marketing and engineering costs as a result of the professional segment acquisitions and higher warranty expense, partially offset by decreased incentive compensation costs and lower transaction and integration costs.
Operating earnings as a percentage of net sales decreased 80 basis points to 13.5% for the second quarter. *Adjusted operating earnings as a percentage of net sales decreased 240 basis points to 14.0%. For the first six months of fiscal 2020, operating earnings as a percentage of net sales were 12.8% compared with 13.3% in the year-ago period. *Adjusted operating earnings as a percentage of net sales for the first six months of fiscal 2020 were 13.1% compared with 14.7% in the year-ago period.
Interest expense increased $2.0 million and $5.4 million for the second quarter and year-to-date periods of fiscal 2020 compared to the year-ago periods. These increases were due to higher debt outstanding related to professional segment acquisitions.
The effective tax rate for the second quarter was 18.9% compared with 15.8% for the second quarter of fiscal 2019, driven by a lower tax benefit related to the excess tax deduction for share-based compensation. The *adjusted effective tax rate for the second quarter was 20.0% compared with 19.9% for the second quarter of fiscal 2019. For the first six months of fiscal 2020, the effective tax rate was 18.8% compared with 15.5% for the year-ago period. The *adjusted effective tax rate for the first six-month period of fiscal 2020 was 20.4% versus 20.2% in the prior-year period.
Working capital at the end of the second quarter was up compared to prior year, primarily driven by higher inventories and lower accounts payable. Inventory was up driven by higher finished goods in our professional segment due to COVID-19 related sales reductions, increased raw materials and work in process inventories as a result of production downtime, and incremental inventories from Venture Products. Accounts receivable were down as a result of lower professional segment sales driven by reduced demand due to COVID-19, partially offset by incremental residential segment sales to expanded mass retail channel and additional receivables from Venture Products. Accounts payable were down as a result of decreased purchases of commodities, components, parts and accessories which was partially offset by incremental Venture Products payables.
*Please see the tables provided for a reconciliation of adjusted non-GAAP gross margin, adjusted non-GAAP operating earnings and adjusted non-GAAP effective tax rate to the comparable GAAP measures.

6 - The Toro Company Reports Second Quarter Fiscal 2020 Results

LIVE CONFERENCE CALL
June 4, 2020 at 10:00 a.m. CDT
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at approximately 10:00 a.m. CST on June 4, 2020. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With sales of $3.1 billion in fiscal 2019, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, Ventrac, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

Use of Non-GAAP Financial Information
This press release and our related earnings call references certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call consist of gross profit, gross margin, operating earnings, operating earnings before income taxes, net earnings, net earnings per diluted share, and the effective tax rate, each as adjusted, as measures of our operating performance.
The Toro Company uses these non-GAAP financial measures in making operating decisions because we believe these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and provide us with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate our internal comparisons to both our historical operating results and our competitors' operating results by factoring out potential differences caused by charges not related to our regular ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions. Further, we believe that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand our core operational performance.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and our related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.

7 - The Toro Company Reports Second Quarter Fiscal 2020 Results

The Toro Company cannot provide quantitative reconciliations of forward-looking non-GAAP effective tax rate guidance to projected U.S. GAAP effective tax rate guidance without unreasonable effort because the combined effect and timing of recognition of potential charges or gains is inherently uncertain and difficult to predict. In addition, since any adjustments could have a substantial effect on U.S. GAAP measures of financial performance, such quantitative reconciliations would imply a degree of precision and certainty that could be confusing to investors.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect the company’s operating results or financial position include: COVID-19 related factors, risks and challenges, including among others, the duration, scope and severity of COVID-19, its effect on the demand for the company’s products and services, the ability of dealers, retailers, and other channel partners that sell the company’s products to remain open, availability of employees and their ability to conduct work away from normal working locations and/or under revised protocols, and the ability to receive commodities, components, parts, and accessories on a timely basis through its supply chain and at anticipated costs, and the ability of the company to continue its production operations; adverse worldwide economic conditions, including weakened consumer confidence; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics and resins; the effect of abnormal weather patterns; the effect of natural disasters, social unrest, and global pandemics, including COVID-19; the level of growth or contraction in its key markets; customer, government and municipal revenue, budget, spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies, trade regulation and/or commercial industry trade activity; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; risks associated with acquisitions, including those related to the recent acquisitions of Charles Machine Works and Venture Products, Inc.; impairment of goodwill or other intangible assets; delays or failures in implementing, and unanticipated charges, as a result of, restructuring activities; management of alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, including those relating to COVID-19, consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q or current reports on Form 8-K, and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

8 - The Toro Company Reports Second Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 1, 2020	May 3, 2019	May 1, 2020	May 3, 2019
Net sales	$929,398	$962,036	$1,696,881	$1,564,992
Cost of sales	622,681	640,738	1,102,076	1,028,077
Gross profit	306,717	321,298	594,805	536,915
Gross margin	33.0%	33.4%	35.1%	34.3%
Selling, general and administrative expense	180,922	183,573	377,881	329,136
Operating earnings	125,795	137,725	216,924	207,779
Interest expense	(8,659)	(6,694)	(16,815)	(11,436)
Other income, net	4,235	6,149	7,401	10,857
Earnings before income taxes	121,371	137,180	207,510	207,200
Provision for income taxes	22,925	21,610	38,973	32,090
Net earnings	$98,446	$115,570	$168,537	$175,110

Basic net earnings per share of common stock	$0.92	$1.08	$1.57	$1.64

Diluted net earnings per share of common stock	$0.91	$1.07	$1.55	$1.62

Weighted-average number of shares of common stock outstanding — Basic	107,552	106,679	107,487	106,466

Weighted-average number of shares of common stock outstanding — Diluted	108,500	108,007	108,581	107,909

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 1, 2020	May 3, 2019	May 1, 2020	May 3, 2019
Professional	$661,087	$723,506	$1,255,808	$1,178,512
Residential	261,998	232,147	427,846	377,305
Other	6,313	6,383	13,227	9,175
Total net sales*	$929,398	$962,036	$1,696,881	$1,564,992

*Includes international net sales of:	$182,044	$219,077	$357,987	$360,622

	Three Months Ended		Six Months Ended
Segment Earnings (Loss)	May 1, 2020	May 3, 2019	May 1, 2020	May 3, 2019
Professional	$106,259	$150,119	$208,733	$238,097
Residential	37,122	22,030	58,688	35,102
Other	(22,010)	(34,969)	(59,911)	(65,999)
Total segment earnings	$121,371	$137,180	$207,510	$207,200

9 - The Toro Company Reports Second Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 1, 2020	May 3, 2019	October 31, 2019
ASSETS
Cash and cash equivalents	$200,004	$180,078	$151,828
Receivables, net	400,444	428,567	268,768
Inventories, net	714,167	611,331	651,663
Prepaid expenses and other current assets	59,938	50,298	50,632
Total current assets	1,374,553	1,270,274	1,122,891

Property, plant, and equipment, net	453,761	425,381	437,317
Goodwill	426,175	372,343	362,253
Other intangible assets, net	417,886	333,177	352,374
Right-of-use assets	84,091	—	—
Investment in finance affiliate	27,836	30,110	24,147
Deferred income taxes	4,597	4,484	6,251
Other assets	22,576	30,231	25,314
Total assets	$2,811,475	$2,466,000	$2,330,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$99,868	$90,000	$79,914
Accounts payable	327,354	391,692	319,230
Accrued liabilities	414,499	360,082	357,826
Short-term lease liabilities	14,012	—	—
Total current liabilities	855,733	841,774	756,970

Long-term debt, less current portion	790,908	721,079	620,899
Long-term lease liabilities	72,228	—	—
Deferred income taxes	70,755	50,665	50,579
Other long-term liabilities	36,901	47,205	42,521

Stockholders’ equity:
Preferred stock, par value $1.00 per share, authorized 1,000,000 voting and 850,000 non-voting shares, none issued and outstanding	—	—	—
Common stock, par value $1.00 per share, authorized 175,000,000 shares; issued and outstanding 107,110,815 shares as of May 1, 2020, 106,433,714 shares as of May 3, 2019, and 106,742,082 shares as of October 31, 2019	107,111	106,434	106,742
Retained earnings	911,541	723,959	784,885
Accumulated other comprehensive loss	(33,702)	(25,116)	(32,049)
Total stockholders’ equity	984,950	805,277	859,578
Total liabilities and stockholders’ equity	$2,811,475	$2,466,000	$2,330,547

10 - The Toro Company Reports Second Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 1, 2020	May 3, 2019
Cash flows from operating activities:
Net earnings	$168,537	$175,110
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(4,010)	(5,825)
Distributions from (contributions to) finance affiliate, net	322	(1,743)
Depreciation of property, plant and equipment	35,951	29,090
Amortization of other intangible assets	9,618	5,940
Fair value step-up adjustment to acquired inventory	2,864	8,422
Stock-based compensation expense	5,367	7,025
Deferred income taxes	860	(193)
Other	374	42
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(126,639)	(169,820)
Inventories, net	(43,095)	(4,683)
Prepaid expenses and other assets	(2,870)	534
Accounts payable, accrued liabilities, deferred revenue and other liabilities	23,606	120,091
Net cash provided by operating activities	70,885	163,990

Cash flows from investing activities:
Purchases of property, plant and equipment	(27,167)	(33,421)
Proceeds from asset disposals	46	105
Investment in unconsolidated entities	—	(150)
Acquisitions, net of cash acquired	(136,431)	(692,077)
Net cash used in investing activities	(163,552)	(725,543)

Cash flows from financing activities:
Borrowings under debt arrangements	636,025	700,000
Repayments under debt arrangements	(446,025)	(201,004)
Proceeds from exercise of stock options	8,347	24,408
Payments of withholding taxes for stock awards	(1,482)	(1,894)
Purchases of Toro common stock	—	(20,043)
Dividends paid on Toro common stock	(53,744)	(47,930)
Net cash provided by financing activities	143,121	453,537

Effect of exchange rates on cash and cash equivalents	(2,278)	(1,030)

Net increase (decrease) in cash and cash equivalents	48,176	(109,046)
Cash and cash equivalents as of the beginning of the fiscal period	151,828	289,124
Cash and cash equivalents as of the end of the fiscal period	$200,004	$180,078

11 - The Toro Company Reports Second Quarter Fiscal 2020 Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)
The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with U.S. GAAP. The company uses these non-GAAP financial measures in making operating decisions because the company believes these non-GAAP financial measures provide meaningful supplemental information regarding the company's core operational performance and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate management's internal comparisons to both the company's historical operating results and to the company's competitors' operating results by factoring out potential differences caused by charges not related to the company's regular, ongoing business, including, without limitation, non-cash charges, certain large and unpredictable charges, acquisitions and dispositions, legal settlements, and tax positions.
Further, the company believes that such non-GAAP financial measures, when considered in conjunction with the company's financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand the company's core operational performance. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the most directly comparable U.S. GAAP financial measures presented in the accompanying press release. The non-GAAP financial measures presented in the accompanying press release may differ from similar measures used by other companies.
The following table provides a reconciliation of financial measures calculated and reported in accordance with U.S. GAAP to the most directly comparable non-GAAP financial measures included within the accompanying press release for the three and six month periods ended May 1, 2020 and May 3, 2019:

	Three Months Ended		Six Months Ended
	May 1, 2020	May 3, 2019	May 1, 2020	May 3, 2019
Gross profit	$306,717	$321,298	$594,805	$536,915
Acquisition-related costs[1]	2,393	9,519	2,863	9,519
Management actions[2]	857	—	857	—
Non-GAAP gross profit	$309,967	$330,817	$598,525	$546,434

Gross margin	33.0%	33.4%	35.1%	34.3%
Acquisition-related costs[1]	0.3%	1.0%	0.1%	0.6%
Management actions[2]	0.1%	—%	0.1%	—%
Non-GAAP gross margin	33.4%	34.4%	35.3%	34.9%

Operating earnings	$125,795	$137,725	$216,924	$207,779
Acquisition-related costs[1]	3,004	20,107	5,022	21,754
Management actions[2]	857	—	857	—
Non-GAAP operating earnings	$129,656	$157,832	$222,803	$229,533

Earnings before income taxes	$121,371	$137,180	$207,510	$207,200
Acquisition-related costs[1]	3,004	20,107	5,022	21,754
Management actions[2]	857	—	857	—
Non-GAAP earnings before income taxes	$125,232	$157,287	$213,389	$228,954

Net earnings	$98,446	$115,570	$168,537	$175,110
Acquisition-related costs[1]	2,365	16,352	3,998	17,862
Management actions[2]	682	—	682	—
Tax impact of share-based compensation[3]	(1,342)	(5,957)	(3,377)	(10,318)
Non-GAAP net earnings	$100,151	$125,965	$169,840	$182,654

12 - The Toro Company Reports Second Quarter Fiscal 2020 Results

	Three Months Ended		Six Months Ended
	May 1, 2020	May 3, 2019	May 1, 2020	May 3, 2019
Diluted EPS	$0.91	$1.07	$1.55	$1.62
Acquisition-related costs[1]	0.02	0.15	0.04	0.17
Tax impact of share-based compensation[3]	(0.01)	(0.05)	(0.03)	(0.10)
Non-GAAP diluted EPS	$0.92	$1.17	$1.56	$1.69

Effective tax rate	18.9%	15.8%	18.8%	15.5%
Acquisition-related costs[1]	—%	(0.2)%	—%	(0.3)%
Tax impact of share-based compensation[3]	1.1%	4.3%	1.6%	5.0%
Non-GAAP effective tax rate	20.0%	19.9%	20.4%	20.2%

[1]
On March 2, 2020, the company completed the acquisition of Venture Products, Inc. ("Venture Products"), a privately held Ohio corporation. During the second quarter of fiscal 2019, the company acquired The Charles Machine Works, Inc. ("CMW"). Acquisition-related costs for the three and six month periods ended May 1, 2020 represent transaction costs incurred for the acquisition of Venture Products, as well as integration costs and charges incurred for the take-down of the inventory fair value step-up amounts resulting from purchase accounting adjustments related to the acquisitions of Venture Products and CMW. Acquisition-related costs for the three and six month periods ended May 3, 2019 represent transaction and integration costs, as well as charges incurred for the take-down of the inventory fair value step-up amount and amortization of the backlog intangible asset resulting from purchase accounting adjustments related to the acquisition of CMW.

[2]
During the third quarter of fiscal 2019, the company announced the wind down of its Toro-branded large horizontal directional drill and riding trencher product line ("Toro underground wind down"). Management actions represent inventory write-down charges incurred during the three and six month periods ended May 1, 2020 for the Toro underground wind down.

[3]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. These amounts represent the discrete tax benefits recorded as excess tax deductions for share-based compensation during the three and six month periods ended May 1, 2020 and May 3, 2019.

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